Exhibit 10.2

AMENDMENT NUMBER 1

TO

INDUSTRIAL REAL ESTATE LEASE

This Amendment Number 1 to Industrial Real Estate Lease (“Amendment”) is entered into effective as of July 29, 2005 by and between BMG2 Enterprises, a California general partnership (“Landlord”) and Modtech Holdings, Inc., a Delaware corporation (“Tenant”) with reference to the following:

A. Landlord entered into an Industrial Real Estate Lease with Tenant’s predecessor, Modtech, Inc., a California corporation, date January 2, 1990 (the “Original Lease”) for approximately 30 acres in Lathrop, California as described in Exhibit A to the Original Lease (the “Property” as hereinafter further defined).

B. Boise Buildings Solutions Distribution, L.L.C., a Delaware limited liability company (“Boise”) desires to sublease the Property from Tenant pursuant to a sublease dated the date hereof (the “Sublease”).

C. In connection with the execution of the Sublease, Landlord and Tenant wish to amend the Original Lease in accordance with this Amendment.

In consideration of the foregoing, the parties agree as follows:

1. Amendment of Original Lease. The Original Lease is amended as follows:

Section 1.0.1. Date of Lease shall remain January 2, 1990.

Section 1.02. Landlord (include legal entity) shall remain BMG2 Enterprises, a California general partnership.

Section 1.03. Tenant (include legal entity) is amended to state that the tenant is Modtech Holdings, Inc., a Delaware corporation. The Address of Tenant in Section 1.03 shall be amended to read “2830 Barrett Avenue Perris, CA 92751.”

Section 1.04. Property (include street address, approximate square footage and description) shall be amended in its entirety to read as set forth in Exhibit A to this Amendment. Exhibit A to the Original Lease is deleted in its entirety.

Section 1.05. Lease Term is amended in its entirety to read as follows: The term of this Lease shall begin on January 1, 1990 and terminate on December 31, 2019.

Section 1.06. Permitted Uses (see Article Five) is amended in its entirety to read as follows:

“The Property may be used for the fabrication, warehousing, storage (including outside storage) and distribution of modular buildings, lumber and building materials, and related office use. Tenant shall be responsible for obtaining all required permits and approvals for such uses.”

Section 1.12. Rent and Other Charges Payable by Tenant Paragraph (a) BASE RENT shall be amended in its entirety to read as follows: As of June 1, 2005, the base rent is $29,557, per month for the first seven months, as provided in Section 3.01, and shall be adjusted on the first day of each January thereafter as provided in Section 3.02.

Section 1.14. Riders is amended in its entirety to state “The following Riders are attached and made a part of this Lease: Exhibit A to Amendment Number 1 – Legal Description of Property.

Section 4.02. (c) Joint Assessment is amended by adding the following at the end of the existing section:

“If any portion of the real property owned by Landlord of which the Property is a part is sold, Landlord shall use commercially reasonable efforts to have the Property thereafter separately assessed and the real property tax bill sent directly to Tenant, or at Tenant’s direction, its subtenant, and thereafter the real property taxes on the Property will be paid in accordance with Section 4.02(a) hereof.”

Section 5.05. Indemnity is amended by adding at the end the following sentence:

“In the event Tenant subleases the Property, the sublessee shall indemnify Landlord in accordance with this Section with the term “sublessee” substituted for the term “Tenant” in this Section. The obligations of the sublessee to indemnify Landlord shall be in addition to, and not in lieu of, Tenant’s obligations under this Section.

Section 6.05. Alterations, Additions and Improvements is amended as follows: Paragraph (a) is redesignated (a)(i) and a new paragraph (a)(ii) is added which states as follows:

“Notwithstanding the provisions of Section 6.05(a)(i), the improvements to be made by Tenant’s approved subtenant, Boise, listed in Exhibit B hereto are approved by Landlord, subject to the terms and conditions set forth in Exhibit B. Boise shall have the right to make non-structural alterations, improvements and installations to the Property as it deems expedient or necessary without Landlord’s prior written approval where such improvements do not exceed $75,000 in cost cumulatively over the Lease Term regardless of whether the improvements are visible from the outside of any building on the Property.

Section 6.06. Condition Upon Termination is amended as follows: The current paragraph is designated (a) and a new paragraph (b) is added which states as follows:

“Notwithstanding the provisions of Section 6.06(a), Boise may remove any of its trade fixtures or personal property from the Property at any time. Boise may not remove, and Landlord may not require Boise to remove, any alterations, improvements, and installations made by Boise pursuant to Exhibit B hereto. The removal of any other improvements made by Boise shall be governed by the provisions of Section 6.06(a). Tenant’s sublease with Boise shall provide that any damage caused by removal of any property or improvements by Boise shall be repaired by Boise.”

Section 9.01. Landlord’s Consent Required and Section 9.05 Landlord’s Consent are both amended by adding the following at the end of each section:

“Landlord consents to the subleasing of the Property by Tenant to Boise pursuant to the terms of that Sublease between Tenant and Boise, dated the date hereof. The Sublease shall provide that Boise shall indemnify Landlord in accordance with the provisions of Section 5.05 with the term “Boise” substituted in place of “Tenant” in such section.

Section 9.02. Tenant Affiliate is amended by adding at the end the following sentence:

“In the case of Boise, the term “Tenant Affiliate” shall include Boise’s affiliates, subsidiaries and parent entities.”

A new Article Fifteen: Additional Terms is added. Article Fifteen shall read as follows:

“Section 15.01. Right to Use Access Road. Tenant shall have a nonexclusive right to use in common with others the access road presently located on the parcel adjacent to the Property (the “Adjacent Property”)and further described in Exhibit C hereto (the “Access Road”). Landlord represents and warrants that, as of the date of this Amendment, it is the current fee owner of the Adjacent Property and has the authority to grant Tenant the right to use the Access Road as provided in this section. A Memorandum of Lease in the form of Exhibit D hereto shall be recorded by the parties concurrently with the execution of this Amendment.

Tenant may use the Access Road only for vehicular ingress and egress to the Property by Tenant, its employees, customers suppliers, representatives, contractors and invitees (collectively “Tenant’s Parties”). Only ingress and egress that is related or incidental to Tenant’s use of the Property as allowed under this Lease shall be permitted. Vehicles that exceed the weight capacity of the Access Road shall not be permitted on the Access Road. Tenant shall be responsible for all damage caused to the Access Road by Tenant or Tenant’s Parties.

Subject to Tenant’s obligation to pay Landlord for the cost to repair any damage cause by Tenant or Tenant’s Parties, Landlord shall maintain the Access Road in its current condition, reasonable wear and tear excepted. Landlord shall keep the Access Road open at all times, subject to temporary closures of portions of the Access Road that may be reasonably necessary for maintenance or repairs. Landlord shall give Tenant prior notice of any temporary closure of portions of the Access Road for the purpose of repairs and shall take all reasonable steps to ensure that such closures will not prevent Tenant’s ingress and egress to the Property.

Landlord may not relocate the Access Road (or any of the utility lines located on and servicing the Property) during the term of this Lease without providing Tenant alternate access and utility service that is reasonably comparable to that provided by the Access Road and the existing utility lines.

Notwithstanding any of the foregoing provisions of this Section 15.01, if Tenant subleases the Property to Boise, Boise, in addition to Tenant, shall become responsible for maintaining the Access Road in good condition and repair, reasonable wear and tear excepted. If Boise’s intended use of the Access Road will exceed its weight capacity, prior to exceeding such capacity, Boise, or Tenant, shall upgrade the Access Road to meet Boise’s intended use and needs at Boise’s (or Tenant’s) sole cost and expense. Until such time as Landlord or other tenants of Landlord begin using the Access Road, Boise, or Tenant, shall maintain the same at its sole cost and expense without any right of contribution from Landlord or any other tenant. If Landlord or other tenants begin using the Access Road, Boise, or Tenant, shall continue to remain liable for the maintenance and repair of the Access Road, but the cost thereof shall be allocated in an equitable manner among the parties using the same.

Section 15.02. Water Line Access. Landlord grants to Tenant the right to install, inspect, operate, maintain, alter, repair, replace and remove a standard size fire protection water line from the city street adjacent to the Property to the structures presently located on the Property for the purpose of servicing a fire sprinkler system on the Property. If Tenant elects to install the water line, it shall be installed below ground within a 10 foot wide strip adjacent to the Access Road. The area along the Access Road and from the Access Road to the end of the water line is further delineated in Exhibit C hereto. Tenant’s right to utilize the water tank described in Section 15.03 below will terminate upon completion of the water line, but Tenant is not obligated to install such line.

Tenant shall be responsible for obtaining all necessary governmental approval for the installation of the water line and shall be responsible for all costs related to its installation, operation, maintenance, alteration, repair, replacement and removal. Tenant shall construct the water line in accordance with applicable codes, regulations and permits in a good and workmanlike manner free from defects. Tenant shall be responsible and indemnify Landlord for any damage to the Property, the Access Road or other improvements that may result from any of the foregoing activities and from any damages caused by water line leaks or breakage.

Section 15.03. Water Tank Until such time as the water line is installed and operational, Tenant shall have the right to continue to use the water tank located adjacent to the Property for fire protection purposes. Such use is currently exclusive and shall remain so, except that Landlord may allow future tenants on Landlord’s properties adjacent to the Property to use the water tank on a pro rata basis, provided that such use is allowed under applicable fire codes and regulations. Landlord shall allow Tenant reasonable and necessary access to the water tank in order to test and maintain adequate water levels, connecting pipes, pumping machinery and all other aspects of the current fire protection system that services the Property.

Section 15.04. Signage If Tenant subleases the Property to Boise, subject to Boise obtaining all required governmental approvals, Boise shall have the right to place or paint one or more signs on the Property including directional and safety signs to adequately direct visitors, guests and the like on the Property so long as such signs are not readily readable from Harlan Road. Such signage, at Boise’s option, shall include one free standing sign at the Harlan Road entrance to the Property. Such free standing sign will be located on the north side of the Access Road on the Landlord’s adjacent property and as close to Harlan Road and the Access Road as possible, subject to applicable setback requirements. If the Access Road is moved in the future, the free standing sign will also be moved so that at all times it will adjacent to the Access Road and Harlan Road as set forth in the preceding sentence. The approximate size, shape and look of the free standing sign are set forth in Exhibit E hereto. Boise’s signage shall be installed and maintained at Boise’s expense and upon termination of Boise’s Sublease, at Landlord’s request, Boise (or Tenant) shall remove such signage at no cost or expense to Landlord. Tenant shall remove all existing signage on the Property within 90 days after the date hereof.”

2. Confirmation of Remaining Terms. Except as expressly set forth above, all preprinted terms and provisions of the Original Lease shall remain unmodified and in full force and effect. A copy of the Original Lease, together with the revised Exhibits thereto is attached hereto and made a part hereof. This Amendment, together with the Original Lease, as amended, constitute the lease agreement between Landlord and Tenant of the Property as of the date hereof.

3. Effective Date of Amendment. This Amendment shall be effective upon the date hereof, but in the event Boise exercises its right to terminate the Sublease prior to the commencement of the term of occupancy thereunder, only the amendments to Sections 1.01 through 1.05 and the addition of Section 15.01 and Section 15.03 shall remain effective. All other amendments made to the Original Lease pursuant to this Amendment shall be null and void.

4. Counterparts. This Amendment may be executed through the use of multiple counterpart signature pages all of which signature pages when attached to one or more counterparts of this Amendment shall constitute a fully executed agreement, notwithstanding the fact that all parties may not have signed the same signature page. All such fully executed counterparts of this Amendment shall constitute a single agreement. This Amendment shall be considered effective when a signature page is signed by each party and delivered to the other parties; provided, that a facsimile signature shall be considered due execution and shall be binding on the signatory thereto with the same force and effect as if the signature were an original and not a facsimile signature.

“Landlord” BMG2 Enterprises

By:	/s/Evan Gruber
Evan Gruber, general partner

“Tenant” Modtech Holdings, Inc.

By:	/s/James W. Gasper
James W. Gasper

5